Exhibit 10.3

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT, dated as of [—], 2017, is by and between CELLECTIS S.A., a French société anonyme (“Cellectis”) and CALYXT, INC., a Delaware corporation (the “Company” and each of Cellectis and the Company, a “Party” and, together, the “Parties”). Capitalized terms used herein shall have the respective meanings assigned to them in Article 1 hereof.

R E C I T A L S

WHEREAS, Cellectis is the owner of all of the issued and outstanding Common Stock of the Company prior to the proposed initial public offering by the Company; and

WHEREAS, the Parties wish to set forth certain agreements that will govern certain matters between them following the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Definitions. For the purpose of this Agreement the following terms shall have the following meanings:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person provided, however, that, for purposes of this Agreement, the Company shall not be considered an Affiliate of any of Cellectis and its Subsidiaries other than the Company, and each of Cellectis and its Subsidiaries other than the Company shall not be considered an Affiliate of the Company. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. For purposes of this definition, “controlling,” “controlled by,” and “under common control with” have correlative meanings.

“Agreement” means this Separation Agreement, including all of the schedules hereto.

“Ancillary Agreements” means, collectively, the Shareholders Agreement, the Management Services Agreement, the License Agreement and other agreements related thereto.

“Annual Financial Statements” has the meaning set forth in Section 7.01(e).

“Applicable Period” has the meaning set forth in Section 7.02.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by Law to be closed in New York, New York or Paris, France.

“Cellectis” has the meaning set forth in the preamble hereto.

“Cellectis Accounts” has the meaning set forth in Section 3.02(a).

“Cellectis Annual Statements” has the meaning set forth in Section 7.01(e).

“Cellectis Auditors” has the meaning set forth in Section 7.02(b).

“Cellectis Books and Records” means originals or true and complete copies thereof, including electronic copies (if available) of (a) minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records, of the Cellectis Group and (b) all books and records relating to (i) Cellectis employees, (ii) the purchase of materials, supplies and services for the Cellectis Business and (ii) dealings with customers of the Cellectis Business.

“Cellectis Business” means any business or operations of the Cellectis Group (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other contractual arrangement or mutual enterprise) other than the Company Business.

“Cellectis Group” means Cellectis and each other Person that either (x) is controlled directly or indirectly by Cellectis immediately after the Effective Date or (y) becomes directly or indirectly controlled by Cellectis following the Effective Date; provided, however, that neither the Company nor any other member of the Company Group shall be members of the Cellectis Group.

“Cellectis Indemnitees” has the meaning set forth in Section 4.03.

“Cellectis Public Filings” has the meaning set forth in Section 7.01(l).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock of the Company.

“Company” has the meaning set forth in the preamble hereto.

“Company Accounts” has the meaning set forth in Section 3.02(a).

“Company Auditors” has the meaning set forth in Section 7.02(a).

“Company Books and Records” means originals or true and complete copies thereof, including electronic copies (if available), of (a) all minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records of each member of the Company Group and (b) all books and records exclusively relating to (i) Company employees, (ii) the purchase of materials, supplies and services for the Company Business and (iii) dealings with customers of the Company Business.

“Company Business” means any business or operations of the Company Group (whether conducted independently or in association with one or more third party through a partnership, joint venture or other contractual arrangement or mutual enterprise), provided that the Company Business shall not include any Cellectis Business.

“Company Group” means the Company and each other Person that either (x) is controlled directly or indirectly by the Company immediately as of the Effective Date or (y) becomes directly or indirectly controlled by the Company following the Effective Date.

“Company Indemnitees” has the meaning set forth in Section 4.04.

“Company Public Documents” has the meaning set forth in Section 7.01(h).

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“Contract” means any written or oral commitment, contract, subcontract, agreement, lease, sublease, license, understanding, sales order, purchase order, instrument, indenture, note or other commitment that is binding on any Person or any part of its property under applicable Law.

“Coverage End Date” has the meaning set forth in Section 3.05(a).

“Covered Claims” has the meaning set forth in Section 3.05(b).

“Disclosing Party” has the meaning set forth in Section 6.06(a).

“Disclosure Documents” means (i) any form, statement, schedule or other material filed with or furnished to the Commission, any other Governmental Authority or any securities exchange by or on behalf of any Party or any of its Affiliates, including the IPO Registration Statement, and (ii) any information statement, prospectus, offering memorandum, offering circular or similar disclosure document, free writing prospectus, roadshow, testing-the-waters materials and any schedule thereto or amendment thereof or document incorporated by reference therein, whether or not filed with or furnished to the Commission, any other Governmental Authority or any securities exchange by or on behalf of any Party or any of its Affiliates.

“Effective Date” means the date of the closing of the IPO.

“Escalation Notice” has the meaning set forth in Section 8.02(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Financial Statements” means the Annual Financial Statements and Quarterly Financial Statements collectively.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means either the Company Group or the Cellectis Group, as the context requires.

“Guarantee” has the meaning set forth in Section 3.04(a).

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board and interpretations issued by the IFRS Interpretation Committee of the IASB and adopted by the Cellectis Group.

“Indemnifying Party” has the meaning set forth in Section 4.05(a).

“Indemnitee” has the meaning set forth in Section 4.05(a).

“Indemnity Payment” has the meaning set forth in Section 4.05(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including without limitation studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including, subject to the limitations contemplated by this Agreement, attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including, subject to the limitations contemplated by this Agreement, attorney work product), and other technical, financial, employee or business information or data.

“Insurance Policies” or “Insurance Policy” means insurance policies and insurance contracts of any kind, including primary, excess and umbrella, comprehensive general liability, directors and officers, automobile, products, workers’ compensation, employee dishonesty, property and crime insurance policies and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Insurance Proceeds” means those monies:

(a) received by an insured from a third party insurance carrier;

(b) paid by a third party insurance carrier on behalf of the insured; or

(c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in each such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof and excluding, for the avoidance of doubt, proceeds from any self-insurance, captive insurance or similar program.

“Intercompany Accounts” has the meaning set forth in Section 3.01(a).

“IPO” means the initial public offering of shares of Common Stock pursuant to the IPO Registration Statement.

“IPO Registration Statement” means the registration statement on Form S-l (File No. 333-[•]) filed under the Securities Act, pursuant to which issuances of the Common Stock in the IPO will be registered, together with all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act).

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar law (including common law), statute, ordinance, regulation, rule, code, order, treaty, license, permit, authorization, registration, approval, consent, decree, injunction, judgment, notice of liability, request for information, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued, entered or otherwise put into effect by a Governmental Authority.

“Liabilities” means any and all indebtedness, claims, debts, taxes, liabilities, demands, causes of action, and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, without limitation, those arising under any Law, Action or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

“License Agreement” means that certain license agreement by and between Cellectis and the Company, dated as of the Effective Date.

“Losses” means any and all damages, losses, deficiencies, taxes, obligations, penalties, judgments, settlements, claims, payments, fines, charges, interest, costs and expenses, whether or not resulting from third party claims, including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

“Management Services Agreement” means that certain Management Services Agreement, dated January 1, 2016, as amended from time to time, including pursuant to Amendment No. 1 thereto dated as of the Effective Date.

“Party” or “Parties” have the meanings set forth in the preamble hereto.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” means the Wall Street Journal Published Prime (if published in a range, the lowest number in the range will be used) in effect on the fourth (4th) Tuesday of the month prior to the beginning of each calendar quarter.

“Privilege” has the meaning set forth in Section 6.08(a).

“Quarterly Financial Statements” has the meaning set forth in Section 7.01(d).

“Receiving Party” has the meaning set forth in Section 6.06(a).

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Shared Insurance Policies” means Insurance Policies in existence prior to the Coverage End Date where both the Company Business and the Cellectis Business are eligible for coverage and/or where the employees, directors or agents of both the Company Business and the Cellectis Business are eligible for coverage.

“Subsidiary” means, when used with respect to any Person, (a) a corporation in which such Person or one or more Subsidiaries of such Person, directly or indirectly, owns capital stock having a majority of the total voting power in the election of directors of all outstanding shares of all classes and series of capital stock of such corporation entitled generally to vote in such election; and (b) any other Person (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

“Surviving Contract” has the meaning set forth in Section 3.01(b).

“Third Party Claim” has the meaning set forth in Section 4.06(a).

“U.S. GAAP” means accounting principles generally accepted in the United States of America, applied on a consistent basis.

ARTICLE 2

THE IPO AND ACTIONS PENDING THE IPO; OTHER TRANSACTIONS

Section 2.01. The IPO. The Company shall cooperate with, and take all actions reasonably requested by, Cellectis in connection with the IPO. In furtherance thereof, to the extent not undertaken and completed prior to the execution of this Agreement:

(a) The Company shall file such amendments or supplements to the IPO Registration Statement as may be necessary in order to cause the same to remain effective as required by the underwriting agreement for the IPO. The Company shall also prepare, file with the Commission and cause to become effective any registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO or the other transactions contemplated by this Agreement or the Ancillary Agreements.

(b) The Company shall use its best efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the IPO; provided that the Company shall not be required to qualify as a foreign corporation in any state or jurisdiction or consent to service of process in any state or jurisdiction other than with respect to claims arising out of the IPO.

Section 2.02. Termination of the IPO Process. Notwithstanding anything to the contrary contained herein, prior to the Effective Date, as between the Company and Cellectis, Cellectis may in its sole discretion terminate or abandon the IPO or any aspect of the IPO and the other transactions contemplated hereby or by any Ancillary Agreement in connection with the IPO and the Company shall, subject to compliance with its obligations under the underwriting agreement for the IPO, take all actions directed by Cellectis in that regard.

ARTICLE 3

THE SEPARATION

Section 3.01. Termination of Agreements. (a) Except as set forth in Section 3.01(b), in furtherance of the releases and other provisions of Section 4.01 hereof, the Company and each Person in the Company Group, on the one hand, and Cellectis and each Person in the Cellectis Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings (including all intercompany accounts payable or accounts receivable between a member of the Cellectis Group, on the one hand, and a member of the Company Group, on the other hand (“Intercompany Accounts”) accrued as of the Effective Date), whether or not in writing, between or among the Company and any Person in the Company Group, on the one hand, and Cellectis and any Person in the Cellectis Group, on the other hand, effective as of the Effective Date. No such terminated agreement, arrangement, commitment, understanding or Intercompany Account (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Date. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 3.01(a) shall not apply to any of the following agreements, arrangements, commitments, understandings or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement; (ii) the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement, or any Ancillary Agreement to be entered into by any of the Parties or any Person in their respective Groups); (iii) any agreements, arrangements, commitments or understandings set forth or described on Schedule 3.01(b)(iii); (iv) any agreements, arrangements, commitments or understandings to which any Person other than solely the Parties and their respective Affiliates is a party; and (v) any other agreements, arrangements, commitments, understandings or Intercompany Accounts that this Agreement or any Ancillary Agreement expressly contemplates will survive the Effective Date (collectively, the “Surviving Contracts”).

(c) Notwithstanding anything in this Agreement to the contrary, in the event the Parties agree in writing that an agreement, arrangement, commitment or understanding terminated pursuant to Section 3.01(a) should have remained in force or effect after the Effective Date, such agreement, arrangement, commitment or understanding shall pursuant to this Section 3.01(c) be deemed a Surviving Contract and each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

Section 3.02. Bank Accounts; Cash Balances. (a) Other than in respect of Surviving Contracts, to the extent not completed prior to the Effective Date, each of Cellectis and the Company agree to take, or cause the respective members of their respective Groups to take, as soon as practicable after the Effective Date, all actions necessary to amend all Contracts governing each bank and brokerage account owned by the Company or any other member of the Company Group (collectively, the “Company Accounts”) so that such Company Accounts, if linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Cellectis or any other member of the Cellectis Group (collectively, the “Cellectis Accounts”) are de-linked from the Cellectis Accounts. The Company hereby agrees to repay promptly following the IPO all amounts outstanding in respect of the current account agreement signed between the Company and Cellectis on March 7, 2011.

(b) It is intended that, following consummation of the actions contemplated by Section 3.02(a), the Company and Cellectis will maintain separate bank accounts and separate cash management processes.

(c) With respect to any outstanding checks issued by Cellectis, the Company, or any of their respective Subsidiaries prior to the Effective Date, such outstanding checks shall be honored following the Effective Date by the Person or Group owning the account on which the check is drawn.

(d) Other than in connection with the Surviving Contracts, as between Cellectis and the Company (and the members of their respective Groups), all payments made and reimbursements received after the Effective Date by either Party (or member of its Group) that relate to a business, asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

Section 3.03. Other Ancillary Agreements. Each of Cellectis and the Company will execute and deliver, and cause each of their applicable Subsidiaries to execute and deliver, as applicable, all Ancillary Agreements to which it is a party, in each case to be effective as of the Effective Date.

Section 3.04. Guarantees. (a) Other than in respect of the agreement(s) listed in Schedule 3.04 hereto, Cellectis and the Company shall each use their commercially reasonable efforts to cause a member of the Company Group to be substituted in all respects for all members of the Cellectis Group, as applicable, and for the members of the Cellectis Group, as applicable, to be otherwise removed or released, effective as of the Effective Date, in respect of all obligations of any member of the Company Group under each guarantee, indemnity, surety bond, letter of credit and letter of comfort (each, a “Guarantee”), given or obtained by any member of the Cellectis Group for the benefit of any member of the Company Group or the Company Business. If Cellectis and the Company have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee as of the Effective Date then, following the Effective Date, the Company shall effect such substitution, removal, release and termination as soon as reasonably practicable after the Effective Date; provided that from and after the Effective Date, the Company shall indemnify against, hold harmless and promptly reimburse the members of the Cellectis Group for any payments made by members of the Cellectis Group and for any and all Liabilities of the members of the Cellectis Group arising out of, or in performing, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Guarantee (except to the extent the performance obligation under any such Guarantee shall have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)).

(b) Cellectis and the Company shall each use their commercially reasonable efforts to cause a member of the Cellectis Group to be substituted in all respects for all members of the Company Group, as applicable, and for the members of the Company Group, as applicable, to be otherwise removed or released, effective as of the Effective Date, in respect of all obligations of any member of the Cellectis Group under each Guarantee, given or obtained by any member of the Company Group for the benefit of any member of the Cellectis Group or the Cellectis Business. If Cellectis and the Company have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee as of the Effective Date then, following the Effective Date, Cellectis shall effect such substitution, removal, release and termination as soon as reasonably practicable after the Effective Date; provided that from and after the Effective Date, Cellectis shall indemnify against, hold harmless and promptly reimburse the members of the Company Group for any payments made by members of the Company Group and for any and all Liabilities of the members of the Company Group arising out of, or in performing, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Guarantee (except to the extent the performance obligation under any such Guarantee shall have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)).

Section 3.05. Insurance Policies

(a) As of the date at which Cellectis and its Affiliates cease to hold in excess of 50% of the outstanding shares of Common Stock, or at any time before Cellectis and its Affiliates cease to hold in excess of 50% of the outstanding shares of Common Stock, at Cellectis’ request (the “Coverage End Date”), the coverage under all Shared Insurance Policies shall continue in force only for the benefit of Cellectis and other members of the Cellectis Group and not for the benefit of the Company or any other member of the Company Group. Effective from and after the Coverage End Date, the Company shall arrange for its own Insurance Policies with respect to the Company Business covering all periods (whether prior to or following the Coverage End Date) and agrees not to seek, through any means, benefit from any of Cellectis’ or its Affiliates’ Insurance Policies that may provide coverage for claims relating in any way to the Company Business following the Coverage End Date.

(b) Where Shared Insurance Policies with an unaffiliated third party insurer (and excluding, for the avoidance of doubt, any self-insurance, captive insurance or similar program) cover Company Liabilities reported after the Coverage End Date but are with respect to an occurrence prior to the Coverage End Date, under an occurrence-based Shared Insurance Policy (collectively, “Covered Claims”), then the members of the Company Group may notify Cellectis of such claim and Cellectis shall seek coverage for such Covered Claims under such Shared Insurance Policies, control the prosecution and defense of such Covered Claims and forward any insurance recoverables with respect thereto, without any prejudice or limitation to Cellectis seeking insurance under the Shared Insurance Policies for its own claims. After the Coverage End Date, Cellectis shall procure and administer the Shared Insurance Policies, provided that such administration shall in no way limit, inhibit or preclude the right of the members of the Company Group to insurance coverage thereunder in accordance with this Section 3.05(b), in each case, with respect to Covered Claims. The Company shall promptly notify Cellectis of any Covered Claims, and Cellectis agrees to reasonably cooperate with the Company concerning the pursuit by the Company of any such Covered Claim, in each case at the expense of the Company (to the extent such expenses are not covered by the applicable Shared Insurance Policies).

(c) The Company shall be responsible for complying with terms of the Shared Insurance Policies to obtain coverage for such Covered Claims, including if the Shared Insurance Policy requires any payments to be made in connection therewith (including self-insured retentions or deductibles), and the Company shall make any such required payments and maintain any required or appropriate accruals or reserves for such Covered Claims. Any proceeds received by Cellectis from any insurance carrier that relate to Covered Claims shall be paid promptly to the Company. In the event that Covered Claims relate to the same occurrence for which Cellectis is seeking coverage under such Shared Insurance Policies and for which the Parties have a shared defense, the Company and Cellectis shall jointly defend any such claim and waive any conflict of interest necessary to conduct a joint defense, and shall bear any expenses in connection therewith on a pro rata basis in proportion to the assessed value of the claim or claims against such Party (to the extent such expenses are not covered by the applicable Shared Insurance Policies), including self-insured retentions or deductibles. In the event that policy limits under an applicable Shared Insurance Policy are not sufficient to fund all claims of Cellectis and members of the Cellectis Group and the Company and members of the Company Group, any amounts simultaneously due shall be paid to the respective entities in proportion to the assessed value of each respective entity’s claim or claims.

Section 3.06. Coverage End Date Determination. Cellectis shall use commercially reasonable efforts to provide written confirmation informing the Company that the Coverage End Date has occurred. Cellectis shall use commercially reasonable efforts to provide such written confirmation promptly, but in any case within five Business Days after the Coverage End Date.

ARTICLE 4

MUTUAL RELEASES; INDEMNIFICATION; COOPERATION

Section 4.01. Release of Pre-Effective Date Claims. (a) Except as provided in Section 4.01(c) and Section 4.04, effective as of the Effective Date, the Company does hereby, for itself and for each Person in the Company Group as of the Effective Date and their respective successors and assigns and all Persons who at any time prior to the Effective Date, have been directors, officers, agents or employees of any Person in the Company Group (in each case, in their respective capacities as such), remise, release and forever discharge Cellectis and each Person in the Cellectis Group, and all Persons who at any time prior to the Effective Date have been stockholders, directors, officers, managers, members, agents or employees of any Person in the Cellectis Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever between or among the Company or any Person in the Company Group, on the one hand, and Cellectis or any Person in the Cellectis Group, on the other hand, whether at law or in equity (including any rights of contribution or recovery), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Effective Date.

(b) Except as provided in Section 4.01(c) and Section 4.03, effective as of the Effective Date, Cellectis does hereby, for itself and for each Person in the Cellectis Group as of the Effective Date and their respective successors and assigns and all Persons who at any time prior to the Effective Date, have been directors, officers, agents or employees of any Person in the Cellectis Group (in each case, in their respective capacities as such), remise, release and forever discharge the Company and each Person in the Company Group, and all Persons who at any time prior to the Effective Date have been stockholders, directors, officers, managers, members, agents or employees of any Person in the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators successors and assigns, from any and all Liabilities whatsoever between or among the Company or any Person in the Company Group, on the one hand, and Cellectis or any Person in the Cellectis Group, on the other hand, whether at law or in equity (including any rights of contribution or recovery), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Effective Date.

(c) Nothing contained in Section 4.01(a) or (b) shall (x) impair any right of any Person to enforce any Surviving Contract in accordance with its terms or (y) release any Person from:

(i) any Liability provided in or resulting from any Surviving Contract;

(ii) any Liability assumed or retained by, or transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any Person in any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Date between a member of the Cellectis Group, on the one hand, and a member of the Company Group, on the other hand;

(iv) any Liability that the Parties may have with respect to claim for indemnification, recovery or contribution brought pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of this Article 4 or, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.01.

In addition, nothing contained in Section 4.01(a) shall release Cellectis from indemnifying any director, officer or employee of the Company who was a director, officer or employee of Cellectis or any of its Affiliates on or prior to the Effective Date, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Effective Date, it being understood that if the underlying obligation giving rise to such Action is a Liability of the Company, the Company shall indemnify Cellectis for such Liability (including Cellectis’ costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article 4.

(d) The Company shall not make, and shall not permit any Person in the Company Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against Cellectis or any Person in the Cellectis Group, or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a). Cellectis shall not make, and shall not permit any Person in the Cellectis Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification against the Company or any Person in the Company Group, or any other Person released pursuant to Section 4.01(b), with respect to any Liabilities released pursuant to Section 4.01(b).

(e) It is the intent of each of Cellectis and the Company, by virtue of the provisions of this Section 4.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed in each case on or before the Effective Date, between or among the Company or any Person in the Company Group, on the one hand, and Cellectis or any Person in the Cellectis Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Persons on or before the Effective Date), except as expressly set forth in Section 4.01(c). At any time, at the request of the other Party, each Party shall cause each Person in its respective Group and to the extent practicable each other Person to execute and deliver releases reflecting the provisions hereof.

(f) If any Person associated with either Cellectis or the Company (including any of their respective directors, officers, agents or employees) initiates an Action with respect to claims released by this Section 4.01, the Party with which such Person is associated shall indemnify the other Party against such Action in accordance with the provisions set forth in this Article 4.

Section 4.02. Pending, Threatened and Unasserted Claims. The Company shall assume liability for all claims, including pending, threatened and unasserted claims, relating to actions or omissions relating to the Company Business and Cellectis shall assume liability for all pending, threatened and unasserted claims relating to actions or omissions relating to the Cellectis Business. In the event of any third-party claims that name both Parties as defendants, each Party will cooperate with the other Party to defend against such claims.

Section 4.03. Indemnification by the Company. Except as provided in Section 4.05, the Company shall indemnify, defend and hold harmless each member of the Cellectis Group and each of their Affiliates and each member of the Cellectis Group’s and their respective Affiliates’ directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Cellectis Indemnitees”), from and against any and all Losses of the Cellectis Indemnitees relating to, arising out of or resulting from (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any lien):

(a) (x) any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document of any member of the Company Group or any omission or alleged omission to state a material fact in any such Disclosure Document required to be stated therein or necessary to make the statements therein not misleading, except insofar as any such Losses are caused by any untrue statement or alleged untrue statement of a material fact in such Disclosure Document or any omission or alleged omission to state a material fact in such Disclosure Document required to be stated therein or necessary to make the statements therein not misleading based upon information relating to Cellectis furnished to the Company in writing by Cellectis expressly for use therein, and (y) any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document of any member of the Cellectis Group or any omission or alleged omission to state a material fact in any such Disclosure Document required to be stated therein or necessary to make the statements therein not misleading that is based upon information relating to the Company furnished to Cellectis in writing by the Company expressly for use in such Disclosure Document;

(b) the Company Business, including the failure of the Company or any other member of the Company Group to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the Company Business in accordance with its terms, whether prior to or after the Effective Date or the date hereof; and

(c) any breach by the Company or any Person in the Company Group of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case, any such indemnification claims with respect to a breach thereunder shall be made thereunder.

Section 4.04. Indemnification by Cellectis. Except as provided in Section 4.05, Cellectis shall indemnify, defend and hold harmless each member of the Company Group and each of their Affiliates and each member of the Company Group’s and their respective Affiliates’ directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Losses of the Company Indemnitees relating to, arising out of or resulting from (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any lien):

(a) any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document of any member of the Company Group or any omission or alleged omission to state a material fact in any such Disclosure Document required to be stated therein or necessary to make the statements therein not misleading that is based upon information relating to Cellectis furnished to the Company in writing by Cellectis expressly for use in such Disclosure Document;

(b) the Cellectis Business, including the failure of Cellectis or any other member of the Cellectis Group to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the Cellectis Business in accordance with its terms, whether prior to or after the Effective Date or the date hereof; and

(c) any breach by Cellectis or any Person in the Cellectis Group of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case, any such indemnification claims with respect to a breach thereunder shall be made thereunder.

Section 4.05. Indemnification Obligations Net of Insurance Proceeds and Other Amounts. (a) The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article 4 will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit such insurer or other third party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any Person in any Group to seek to collect or recover any Insurance Proceeds.

(c) Any Indemnity Payment made by the Company shall be (i) increased as necessary so that after making all payments in respect to taxes imposed on or attributable to such Indemnity Payment, each Cellectis Indemnitee receives a net amount equal to the sum it would have received had no such taxes been imposed and (ii) reduced to take account of any net tax benefit actually realized by an Cellectis Indemnitee arising from the incurrence or payment of the Loss to which the Indemnity Payment relates. Any Indemnity Payment made by Cellectis shall be (i) increased as necessary so that after making all payments in respect to taxes imposed on or attributable to such Indemnity Payment, each Company Indemnitee receives a net amount equal to the sum it would have received had no such taxes been imposed and (ii) reduced to take account of any net tax benefit actually realized by a Company Indemnitee arising from the incurrence or payment of the Loss to which the Indemnity Payment relates.

(d) If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim. In no event shall any Party be entitled to double recovery from the indemnification provisions of this Agreement and any Ancillary Agreement.

Section 4.06. Procedures for Indemnification of Third Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a Person in the Cellectis Group or the Company Group of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.03 or Section 4.04, or any other Section of this Agreement (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable (and in any event within 45 days) after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 4.06(a) shall not relieve the related Indemnifying Party of its obligations under this Article 4, except to the extent, and only to the extent, that such Indemnifying Party is materially prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect (but shall not be required) to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), any Third Party Claim; provided that the Indemnifying Party shall not be entitled to defend and shall pay the reasonable fees and expenses of one separate counsel for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation. Within 45 days after the receipt of notice from an Indemnitee in accordance with Section 4.06(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions to its defense. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, in the event that (i) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice or (ii) the Third Party Claim involves injunctive or equitable relief, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 4.06(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. Any legal fees and expenses actually incurred by the Indemnitee in connection with defending such claim shall be paid by the Indemnifying Party.

(d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (b) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e) In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is (i) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee or (ii) to ascribe any fault on any Indemnitee in connection with such defense.

(f) Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such Third Party Claim.

Section 4.07. Additional Matters. (a) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement and the Ancillary Agreements.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or otherwise hold the Indemnifying Party as party thereto, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement with respect to such Third Party Claim.

Section 4.08. Remedies Cumulative. The remedies provided in this Article 4 shall be cumulative and, subject to the provisions of Article 6, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 4.09. Survival of Indemnities. The indemnity agreements contained in this Article 4 shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder. The rights and obligations of each of Cellectis and the Company and their respective Indemnitees under this Article 4 shall survive the merger or consolidation of any Party, the sale or other transfer by any Party of any assets or businesses or the assignment by it of any Liabilities, or the change of form or change of control or corporate reorganization of any Party.

Section 4.10. Special Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNITEE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER (INCLUDING IN RESPECT OF ANY LOSS IN THE VALUE OF COMMON STOCK); PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 4.10.

ARTICLE 5

CERTAIN BUSINESS MATTERS

Section 5.01. No Restriction on Competition. It is the explicit intent of each of the Parties hereto that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any Party to engage in any business or other activity which competes with the business of any other Party or (ii) the ability of any Party to engage in any specific line of business or engage in any business activity in any specific geographic area.

ARTICLE 6

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 6.01. Agreement for Exchange of Information; Archives. (a) Each of Cellectis and the Company, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Effective Date, as soon as reasonably practicable after written request therefor, access to any Information in the possession or under the control of such respective Group that can be retrieved without unreasonable disruption to its business which the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing, record retention or other requirements imposed on the requesting Party (including under applicable securities or tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, regulatory, litigation, environmental, tax or other similar requirements, in each case other than claims or allegations that one Party to this Agreement or any member of its Group has against the other Party or any member of its Group, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement.

(b) After the Effective Date, each of the Cellectis Group on the one hand, and the Company Group on the other hand, shall provide to such other Group access during regular business hours (as in effect from time to time) to Information that relates to (i) the business and operations of such other Group, or (ii) the intellectual property covered by the License Agreement, in each case that are located in archives retained or maintained by such other Group (or, if such Information does not exclusively relate to a Party’s business, to the portions of such Information that so exclusively relate), subject to the requirements of any applicable state and/or federal regulation such as a Code of Conduct or Standard of Conduct, to the personnel, properties and information of such Party and its Subsidiaries, and only insofar as such access is reasonably required by the other Party for legitimate business reasons, and only for the duration such access is required, and relates to such other Party or the conduct of the business prior to the Effective Date. The Company or Cellectis, as applicable, may obtain copies (but not originals) at their own expense of such Information for bona fide business purposes.

(c) After the Effective Date, each of Cellectis and the Company shall provide, or cause to be provided, to the other Party (in such form as the providing Party retains such Information for its own use) all financial and other data and Information in such Party’s possession or control as such requesting Party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

(d) After the Effective Date, upon reasonable written notice, the Parties shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during normal business hours, to such Information and reasonable assistance as is required by applicable Law, including Section 404 of the Sarbanes-Oxley Act of 2002, or is reasonably necessary for financial reporting and accounting matters (including with respect to the preparation of any financial statements), letters of representation, reports or forms, the preparation and filing of any tax returns or the defense of any tax claim or assessment. In the event any Party reasonably determines that any such provision of Information could be commercially detrimental, violate any Law or Contract, or result in the waiver any Privilege, the Parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence, and shall thereafter be deemed to have complied with such obligation.

Section 6.02. Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.01 shall be deemed to remain the property of the providing Party. Unless expressly set forth in this Agreement, nothing contained in this Agreement shall be construed as granting or conferring any right, title or interest (whether by license or otherwise) in, to or under any such Information.

Section 6.03. Record Retention. To facilitate the possible exchange of Information pursuant to this Article 6 and other provisions of this Agreement after the Effective Date, the Parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control on the Effective Date in accordance with the policies of Cellectis as in effect from time to time or such other policies as may be reasonably adopted by the appropriate Party after the Effective Date. For the avoidance of doubt, such policies shall be deemed to apply to any Information in a Party’s possession or control on the Effective Date relating to the other Party or members of its Group.

Section 6.04. Limitations of Liability. Except as otherwise provided in this Article 6, no Party shall have any liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate or the requested Information is not provided, in the absence of willful misconduct by the Party requested to provide such Information. No Party shall have any liability to any other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.03.

Section 6.05. Production of Witnesses; Records; Cooperation. (a) After the Effective Date, except in the case of any Action involving or relating to a conflict or dispute between any member of the Cellectis Group, on the one hand, and any member of the Company Group, on the other hand, each Party hereto will use its commercially reasonable efforts to make available to each other Party, upon written request, the then current directors, officers, employees, other personnel and agents of the Person in its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which indemnification is or may reasonably be expected to be sought that the requesting Party may from time to time be involved. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party or Indemnitee chooses to defend or to seek to compromise or settle any Third Party Claim, the other Party shall make available to such Indemnifying Party or Indemnitee, as applicable, upon written request then current directors, officers, employees, other personnel and agents of the Persons in its respective Group as witnesses and any Information within its control or possession, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise reasonably cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions in which indemnification is or may reasonably be expected to be sought.

(d) The obligation of the Parties to provide witnesses pursuant to this Section 6.05 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses employees and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.05(a)).

(e) In connection with any matter contemplated by this Section 6.05 the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any Person in any Group.

Section 6.06. Confidentiality. (a) Subject to Section 6.07, each of Cellectis and the Company (each, a “Receiving Party”), on behalf of itself and each Person in its respective Group, agree to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold in strict confidence, with at least the same degree of care that applies to the confidential and proprietary information of Cellectis pursuant to policies in effect as of the Effective Date, all Information with respect to Cellectis, solely concerning the Company Business (for which the Company shall be the “Disclosing Party”) and with respect to the Company, concerning the Cellectis Business (for which Cellectis shall be the “Disclosing Party”) that is accessible to it, in its possession (including Information in its possession prior to the Effective Date) or furnished by the Disclosing Party or any Person in its respective Group, or accessible to, in the possession of, or furnished to the Company’s respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or otherwise, except, in each case, to the extent that such Information (i) is or becomes part of the public domain through no breach of this Agreement by the Receiving Party or any of its Group, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) information that was independently developed following the Effective Date by employees or agents of the Receiving Party or any Person in its respective Group, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who have not accessed or otherwise received the applicable Information; provided that such independent development can be demonstrated by competent, contemporaneous written records of the Receiving Party or any Person in its respective Group, or (iii) becomes available to the Receiving Party or any Person in its respective Group following the Effective Date on a non-confidential basis from a third party who is not bound directly or indirectly by a duty of confidentiality to the Disclosing Party.

(b) Each Party acknowledges that it and the other members of the other Party Group may have in their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Effective Date. Such Party will hold, and will cause the other members of its Group and their respective directors, officers, employees, agents, accountants, counsel, consultants and other advisors and representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Effective Date between one or more members of such Party’s Group (whether acting through, on behalf of, or connection with, the separated businesses) and such third parties.

(c) Upon the written request of a Party, the other Party shall promptly destroy any copies of such confidential or proprietary Information (including any extracts therefrom) specifically identified by the requesting Party to be destroyed, except to the extent required by Cellectis policies (in the case of Cellectis holding more than 50% of the outstanding Common Stock of the Company) or prohibited by applicable Law. Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.

(d) Notwithstanding anything to the contrary in this Article 6, (i) to the extent that an Ancillary Agreement or other Contract pursuant to which a Party or a Person in its respective Group is bound or its confidential Information is subject provides that certain Information shall be maintained confidential on a basis that is more protective of such Information or for a longer period of time than provided for herein, then the applicable provisions contained in such Ancillary Agreement or other Contract shall control with respect thereto and (ii) a Party and the Persons in its respective Group shall have no right to use any Information of the Disclosing Party unless otherwise provided for in this Agreement, an Ancillary Agreement or Contract between the Parties or a Person in its respective Group.

Section 6.07. Protective Arrangements. In the event that the Receiving Party or any Person in its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law (including the rules and regulations of the Commission or any national securities exchange) or receives any request or demand from any Governmental Authority to disclose or provide Information of the Disclosing Party (or any Person in the Disclosing Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of such other Party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Information) requested by such other Party. Subject to the foregoing, the Person that received such a request or determined that it is required to disclose Information may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or requested or required by such Governmental Authority; provided, however, that such Person provides the other Party, to the extent legally permissible, upon request with a copy of the Information so disclosed.

Section 6.08. Preservation of Legal Privileges. (a) Cellectis and the Company recognize that the members of their respective Groups possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal protection (“Privilege”). Each Party recognizes that they shall be jointly entitled to the Privilege with respect to such privileged information and that each shall be entitled to maintain, preserve and assert for its own benefit all such information and advice, but both Parties shall ensure that such information is maintained so as to protect the Privileges with respect to the other Party’s interest. To that end, neither Party will knowingly waive or compromise any Privilege associated with such information and advice without the prior written consent of the other Party. In the event that privileged information is required to be disclosed to any arbitrator or mediator in connection with a dispute between the Parties, such disclosure shall not be deemed a waiver of Privilege with respect to such information, and any Party receiving it in connection with a proceeding shall be informed of its nature and shall be required to safeguard and protect it.

(b) Upon receipt by either Party of any subpoena, discovery or other request that may call for the production or disclosure of information that is the subject of a Privilege, or if a Party obtains knowledge that any current or former employee of a Party has received any subpoena, discovery or other request that may call for the production or disclosure of such information, such Party shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 6.08 or otherwise to prevent the production or disclosure of such information. Absent receipt of written consent from the other Party to the production or disclosure of information that may be covered by a Privilege, each Party agrees that it will not produce or disclose any information that may be covered by a Privilege unless a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(c) Cellectis’ transfer of Company Books and Records and other Information to the Company, Cellectis’ agreement to permit the Company to obtain Information existing prior to the Effective Date, the Company’s transfer of Cellectis Books and Records and other Information and the Company’s agreement to permit Cellectis to obtain Information existing prior to the Effective Date are made in reliance on Cellectis’ and the Company’s respective agreements, as set forth in Section 6.06, Section 6.07 and this Section 6.08, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Cellectis or the Company, as the case may be. The access to Information being granted pursuant to Section 6.01 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.06 hereof and the disclosure to Cellectis and the Company of Privileged Information relating to the Company Business or Cellectis Business (if any) pursuant to this Agreement shall not be asserted by Cellectis or the Company to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.08 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Cellectis and the Company in, or the obligations imposed upon the Parties by, this Section 6.08.

ARTICLE 7

FINANCIAL AND OTHER COVENANTS

Section 7.01. Disclosure and Financial Controls. The Company agrees that, for so long as Cellectis is required to consolidate the results of operations and financial position of the Company and any other members of the Company Group or to account for its investment in the Company under the equity method of accounting (determined in accordance with IFRS and consistent with reporting requirements under Cellectis policies applicable at the Effective Date and under applicable Law):

(a) Disclosure of Financial Controls. The Company will, and will cause each other member of the Company Group to, maintain, as of and after the Effective Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15; the Company will cause each of its principal executive and principal financial officers to sign and deliver certifications to the Company’s periodic reports and will include the certifications in the Company’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K; the Company will cause its management to evaluate the Company’s disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15; the Company will disclose in its periodic reports filed with the Commission information concerning the Company management’s responsibilities for and evaluation of the Company’s disclosure controls and procedures and internal control over financial reporting (including, without limitation, the annual management report and attestation report of the Company’s independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable Commission rules; and, without limiting the general application of the foregoing, the Company will, and will cause each other member of the Company Group to, maintain as of and after the Effective Date internal systems and procedures that will provide reasonable assurance that (A) the Financial Statements are reliable and timely prepared in accordance with GAAP or IFRS (as applicable) and applicable Law, (B) all transactions of members of the Company Group are recorded as necessary to permit the preparation of the Financial Statements, (C) the receipts and expenditures of members of the Company Group are authorized at the appropriate level within the Company, and (D) unauthorized use or disposition of the assets of any member of the Company Group that could have a material effect on the Financial Statements is prevented or detected in a timely manner.

(b) Fiscal Year. The Company will, and will cause each member of the Company Group organized in the U.S. to maintain a fiscal year that commences and ends on the same calendar days as Cellectis’ fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as Cellectis’ monthly accounting periods commence and end. The Company will, and will cause each member of the Company Group organized outside the U.S. to maintain a fiscal year that commences and ends on the same calendar days as the fiscal year of the corresponding members of the Cellectis Group organized outside the U.S. commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as the monthly accounting periods of the corresponding members of the Cellectis Group organized outside the U.S. commence and end.

(c) Monthly and Quarterly Financial Information. The Company and each of its Subsidiaries and Affiliates will deliver to Cellectis an income statement and balance sheet on a monthly basis for such period in such format and detail as Cellectis reasonably requests, including for purposes of Cellectis to prepare reconciliations with respect to its financial statements. The Company and each of its Subsidiaries and Affiliates will deliver to Cellectis an income statement and balance sheet and supplemental data related to cash flows and other necessary disclosures on a quarterly basis in such format and detail as Cellectis may reasonably request. The Company will be responsible for reviewing its results and data and for informing Cellectis immediately of any post-closing adjustments that come to its attention. The Company must provide final sign-off of its results, using Cellectis’ materiality standards, no later than seven Business Days after the quarterly close period end for the income statement, for the balance sheet, cash flow and supplemental data. A certification will be provided by the Controller and Chief Financial Officer and Chief Executive Officer of the Company pertaining to the quarter financials and internal controls no later than five Business Days prior to Cellectis’ filing or furnishing of its quarterly financial statements with the Commission.

(d) Quarterly Financial Statements. As soon as practicable and no later than 14 Business Days after the quarterly close period, the Company will deliver to Cellectis drafts of (A) the consolidated financial statements of the Company Group (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of the Company the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP or IFRS (as applicable), and (B) a discussion and analysis by management of the Company Group’s financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that the Company will deliver such information at such earlier time upon Cellectis written request with 30 days’ notice resulting from Cellectis’ determination to accelerate the timing of the filing or furnishing of its financial statements with the Commission. The information set forth in (A) and (B) above is referred to in this Agreement as the “Quarterly Financial Statements.” No later than five Business Days prior to the date the Company publicly files the Quarterly Financial Statements with the Commission or otherwise makes such Quarterly Financial Statements publicly available, the Company will deliver to Cellectis the final form of the Company Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of the Company in substantially the forms required under Commission rules for periodic reports and in form and substance satisfactory to Cellectis, including for purposes of Cellectis to prepare reconciliations with respect to its financial statements; provided, however, that the Company may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by the Company to Cellectis as soon as practicable, and in any event within eight hours of making any such corrections or changes; provided, further, that Cellectis’ and the Company’s financial representatives will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to its Quarterly Financial Statements and related disclosures during the five Business Days immediately prior to any anticipated filing by the Company with the Commission, with particular focus on any changes which would have an effect upon Cellectis’ financial statements or related disclosures. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers, or contains information not previously publicly disclosed with respect to the ownership of the Company by Cellectis or the IPO and transactions contemplated by this Agreement and the Ancillary Agreements following the Effective Date, will be filed with the Commission or otherwise made public by any Company Group member without the prior written consent of Cellectis, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary in this Section 7.01(d), the Company will not file its Quarterly Financial Statements with the Commission unless otherwise required by applicable Law or approved by Cellectis.

(e) Annual Financial Statements. On an annual basis, the Company will deliver to Cellectis an income statement and balance sheet and supplemental data related to cash flows and other necessary disclosures for such period in such format and detail as Cellectis may reasonably request, including for purposes of Cellectis to prepare reconciliations with respect to its financial statements. The Company will be responsible for reviewing its results and data and for informing Cellectis immediately of any post-closing adjustments within eight hours of its awareness. The Company must provide final sign-off of its results, using Cellectis’ materiality standards, no later than seven Business Days after the annual close period end for the income statement, for the balance sheet, for the cash flow and supplemental data. A certification will be provided by the Controller and Chief Financial Officer and Chief Executive Officer of the Company pertaining to the financials and internal controls no later than seven Business Days prior to Cellectis’

filing of its audited annual financial statements (the “Cellectis Annual Statements”) with the Commission. As soon as practicable, and in any event no later than 15 Business Days prior to the date on which Cellectis has notified the Company that Cellectis intends to file its annual report on Form 20-F or other document containing annual financial statements with the Commission, the Company will deliver to Cellectis any financial and other information and data with respect to the Company Group and its business, properties, financial position, results of operations and prospects as is reasonably requested by Cellectis in connection with the preparation of Cellectis’ financial statements and annual report on Form 20-F. As soon as practicable, and in any event no later than fifteen Business Days prior to the date on which the Company is required to file an annual report on Form 10-K or other document containing its Annual Financial Statements (as defined below) with the Commission, the Company will deliver to Cellectis drafts of (A) the consolidated financial statements of the Company Group (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal years and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP or IFRS (as applicable) and (B) a discussion and analysis by management of the Company Group’s financial condition and results of operations for such year, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Items 303(a) and 305 of Regulation S-K. The information set forth in (A) and (B) above is referred to in this Agreement as the “Annual Financial Statements.” The Company will deliver to Cellectis all revisions to such drafts as soon as any such revisions are prepared or made. No later than five Business Days prior to the date the Company publicly files the Annual Financial Statements with the Commission or otherwise makes such Annual Financial Statements publicly available, the Company will deliver to Cellectis the final form of its annual report on Form 10-K and certifications thereof by the principal executive and financial officers of the Company in substantially the forms required under Commission rules for periodic reports and in form and substance satisfactory to Cellectis; provided, however, that the Company may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by the Company to Cellectis as soon as practicable, and in any event within eight hours of making any such corrections or changes; provided, further, that Cellectis’ and the Company’s financial representatives will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to its Annual Financial Statements and related disclosures during the five Business Days immediately prior to any anticipated filing with the Commission. In addition to the foregoing, no Annual Financial Statement or any other document which refers, or contains information not previously publicly disclosed with respect to the ownership of the Company by Cellectis or the IPO and transactions contemplated by this Agreement and the Ancillary Agreements following the Effective Date will be filed with the Commission or otherwise made public by any Company Group member without the prior written consent of Cellectis, which consent shall not be unreasonably withheld. Beginning with the 2017 fiscal year, the Company will use its reasonable best efforts to deliver to Cellectis, no later than five Business Days prior to the date on which Cellectis has notified the Company that Cellectis intends to file the

Cellectis Annual Statements with the Commission, the final form of the Annual Financial Statements accompanied by an opinion thereon by the Company’s independent certified public accountants. Notwithstanding anything to the contrary in this Section 7.01(e), the Company will not file its Annual Financial Statements with the Commission unless otherwise required by applicable Law or approved by Cellectis.

(f) Affiliate Financial Statements. The Company will deliver to Cellectis all quarterly financial statements and annual financial statements of each Company Affiliate which is itself required to file financial statements with the Commission or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as Quarterly Financial Statements and Annual Financial Statements required to be delivered to Cellectis pursuant to this Section 7.01.

(g) Conformity with Cellectis Financial Presentation. All information provided by any Company Group member to Cellectis or filed with the Commission pursuant to Section 7.01(c) through (f) inclusive will be consistent in terms of format and detail and otherwise with the financial presentation in the prospectus for the IPO and as otherwise presently presented in financial reports to the Board of Directors of Cellectis, with such changes therein as may be requested by Cellectis from time to time consistent with changes in such accounting principles and practices.

(h) Company Reports Generally. The Company shall, and shall cause each Company Group member that files information with the Commission, to deliver to Cellectis: (A) substantially final drafts, as soon as the same are prepared, of (x) all reports, notices and proxy and information statements to be sent or made available by such Company Group member to its respective security holders, (y) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including reports on Forms 10-K, 10-Q and 8-K and annual reports to shareholders), and (z) all registration statements and prospectuses to be filed by such Company Group member with the Commission or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) are referred to in this Agreement as “Company Public Documents”), and (B) as soon as practicable, but in no event later than five Business Days (other than with respect to Form 8-Ks) prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Company Public Documents and, with respect to Form 8-Ks, as soon as practicable, but in no event later than three Business Days prior to the earliest of the dates the same are printed, sent or filed in the case of planned Form 8-Ks and as soon as practicable, but in no event less than two hours in the case of unplanned Form 8-Ks; provided, however, that the Company may continue to revise such Company Public Documents prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by the Company to Cellectis as soon as practicable, and in any event within eight hours of making any such corrections or changes; provided, further, that Cellectis and the Company financial representatives will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to any of its Company Public Documents and related disclosures prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Cellectis’ financial statements or related disclosures. In addition to the foregoing, no Company Public Document or any other document which refers, or contains information not previously publicly disclosed with respect to the ownership of the Company by Cellectis or the IPO and transactions contemplated by this Agreement and the Ancillary Agreements following the Effective Date will be filed with the Commission or otherwise made public by any Company Group member without the prior written consent of Cellectis.

(i) Budgets and Financial Projections. The Company will, as promptly as practicable, deliver to Cellectis copies of all annual budgets and financial projections (including initial annual budgets and reforecasts after the first and third quarters of each fiscal year, each consistent in terms of format and detail mutually agreed upon by the Parties) relating to the Company on a consolidated basis and will provide Cellectis an opportunity to meet with management of the Company to discuss such budgets and projections.

(j) Other Information. With reasonable promptness, the Company will deliver to Cellectis such additional financial and other information and data with respect to the Company Group and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Cellectis.

(k) Press Releases and Similar Information. The Company and Cellectis will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the Company Group and to comment thereon. Cellectis and the Company will make reasonable efforts to issue their respective annual and quarterly earnings releases at approximately the same time on the same date. Company shall coordinate the timing of its respective earnings release conference calls with Cellectis earning calls timing, such that the Company shall issue its annual and quarterly earnings release no later than five days before the Cellectis’ annual and quarterly earnings release, provided that Cellectis will inform the Company of its next financial year agenda quarterly releases not later than December 15 of the preceding year. No later than eight hours prior to the time and date that a Party intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, such Party will deliver to the other Party copies of substantially final drafts of all related press releases and other statements to be made available by any member of that Party’s Group to employees of any member of that Party’s Group or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any Company Group member. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding two sentences, the issuing Party will consult with the other Party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the issuing Party will deliver to the other Party copies of final drafts of all press releases and other public statements. Prior to the Effective Date, the Company shall consult with Cellectis prior to issuing any press releases or otherwise making public statements with respect to the IPO and transactions contemplated by this Agreement and the Ancillary Agreements following the Effective Date or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

(l) Cooperation on Cellectis Filings. The Company will cooperate fully, and cause Company Auditors to cooperate fully, with Cellectis to the extent requested by Cellectis in the preparation of Cellectis’ public earnings or other press releases, quarterly reports, annual reports to shareholders, annual reports on Form 20-F, any current reports on Form 6-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings or furnishings made by Cellectis with the Commission, any national or non-U.S. securities exchange or otherwise made publicly available (collectively, the “Cellectis Public Filings”). The Company agrees to provide to Cellectis all information that Cellectis reasonably requests in connection with any Cellectis Public Filings or that, in the judgment of Cellectis’ legal counsel, is required to be disclosed or incorporated by reference therein under any Law, rule or regulation. The Company will provide such information in a timely manner on the dates requested by Cellectis (which may be earlier than the dates on which the Company otherwise would be required hereunder to have such information available) to enable Cellectis to prepare, print and release all Cellectis Public Filings on such dates as Cellectis will determine but in no event later than as required by applicable Law. The Company will use its commercially reasonable efforts to cause Company Auditors to consent to any reference to them as experts in any Cellectis Public Filings required under any Law, rule or regulation. If and to the extent requested by Cellectis, the Company will diligently and promptly review all drafts of such Cellectis Public Filings and prepare in a diligent and timely fashion any portion of such Cellectis Public Filing pertaining to the Company. Prior to any printing or public release of any Cellectis Public Filing, an appropriate executive officer of the Company will, if requested by Cellectis, certify that the information relating to any Company Group member or the Company Business in such Cellectis Public Filing is accurate, true, complete and correct in all material respects. Unless required by Law, rule or regulation, the Company will not publicly release any financial or other information which conflicts with the information with respect to any Company Group member or the Company Business that is included in any Cellectis Public Filing without Cellectis’ prior written consent. Prior to the release or filing thereof, Cellectis will provide the Company with a draft of any portion of a Cellectis Public Filing containing information relating to the Company Group and will give the Company an opportunity to review such information and comment thereon; provided that Cellectis will determine in its sole and absolute discretion the final form and content of all Cellectis Public Filings.

(m) The Company must comply with Cellectis policies including without limitation the policies regarding the reporting requirements (such as the use of internal IT reporting tools like SAP, or other Cellectis internal IT systems).

Section 7.02. Auditors and Audits; Annual Statements and Accounting. The Company agrees that for so long as Cellectis is required to consolidate the results of operations and financial position of the Company and any other members of the Company Group or to account for its investment in the Company under the equity method of accounting (determined in accordance with GAAP or IFRS (as applicable) and consistent with reporting requirements under applicable Law) (an “Applicable Period”); provided that the Company’s obligations pursuant to Section 7.02(e) and (f) shall continue beyond an Applicable Period to the extent any amendments to, or restatements or modifications of, Cellectis Public Filings are necessary with respect to any such Applicable Period:

(a) Selection of Company Auditors. Unless required by Law, the Company will not select a different accounting firm than Ernst & Young (or its affiliate accounting firms) (unless so directed by Cellectis in accordance with a change by Cellectis in its accounting firm) to serve as its (and the Company Affiliates’) independent certified public accountants (“Company Auditors”) without Cellectis’ prior written consent; provided, however, that, to the extent any such Company Affiliates are currently using a different accounting firm to serve as their independent certified public accountants, such Company Affiliates may continue to use such accounting firm provided such accounting firm is reasonably satisfactory to Cellectis.

(b) Audit Timing. Beginning with the 2017 fiscal year, the Company will use its best efforts to enable Company Auditors to complete their audit such that they will date their opinion on the Annual Financial Statements on the same date that Cellectis’ independent certified public accountants (“Cellectis Auditors”) date their opinion on the Cellectis Annual Statements, and to enable Cellectis to meet its timetable for the printing, filing and public dissemination of the Cellectis Annual Statements, all in accordance with Section 7.01(a) hereof and as required by applicable Law, provided that, if the Cellectis Annual Statements shall be dated as of a date such that compliance with this Section 7.02(b) would cause the Company to fail to timely comply with any filing requirement of the Commission, then the Company shall be permitted to cause the Company Auditors to date their opinion on such earlier date as may be required to achieve such compliance.

(c) Quarterly Review. Beginning with the first fiscal quarter after the Effective Date, the Company shall use its best efforts to enable Cellectis’ Auditors to complete their quarterly review procedures on the Quarterly Financial Statements on the same date that Cellectis Auditors complete their quarterly review procedures on Cellectis’ quarterly financial statements.

(d) Information Needed by Cellectis. The Company will provide to Cellectis on a timely basis all information that Cellectis reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Cellectis Annual Statements in accordance with Section 7.01(a) hereof and as required by applicable Law. Without limiting the generality of the foregoing, the Company will provide all required financial information with respect to the Company Group to the Company’s Auditors in a sufficient and reasonable time and in sufficient detail to permit Company Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Cellectis’ Auditors with respect to information to be included or contained in the Cellectis Annual Statements.

(e) Access to Company Auditors. The Company will authorize Company’s Auditors to make available to Cellectis’ Auditors both the personnel who performed, or are performing, the annual audit and quarterly reviews of the Company and work papers related to the annual audit and quarterly reviews of the Company, in all cases within a reasonable time prior to Company Auditors’ opinion date, so that Cellectis’ Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Company’s Auditors as it relates to Cellectis Auditors’ report on Cellectis’ financial statements, all within sufficient time to enable Cellectis to meet its timetable for the printing, filing and public dissemination of the Cellectis Annual Statements.

(f) Access to Records. At Cellectis’ request, for so long as Cellectis and its Affiliates beneficially own, in the aggregate, at least 50% of the outstanding shares of Common Stock of the Company, Cellectis and its employees and other representatives and potential transferees of its Common Stock and their representatives shall have the right to consult with and advise senior management of the Company and to review the Company’s books and records so that Cellectis may conduct audits relating to Company business, including without limitation the financial statements or other financial information provided by the Company under this Agreement as well as to the internal accounting controls, operations and Contracts of the Company Group upon reasonable advance notice, provided that such parties, potential transferees and their respective representatives agree to keep any such confidential, non-public information about the Company confidential (except as may be required by law or applicable listing standards then in effect) and agree to comply with all applicable securities laws in connection therewith.

(g) Notice of Changes. Subject to Section 7.01(g), the Company will give Cellectis as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, the Company’s accounting estimates or accounting principles from those in effect on the Effective Date. The Company will consult with Cellectis and, if requested by Cellectis, the Company will consult with Cellectis’ Auditors with respect thereto. The Company will not make any such determination or changes without Cellectis’ prior written consent if such a determination or a change would be required to be disclosed in the Company’s or Cellectis’ financial statements as filed with the Commission or otherwise publicly disclosed therein.

(h) Accounting Changes Requested by Cellectis. Notwithstanding clause (g) above, the Company will make any changes in its accounting estimates or accounting principles that are requested by Cellectis in order for the Company’s accounting practices and principles to be consistent with those of Cellectis.

(i) Special Reports of Deficiencies or Violations. The Company will report in reasonable detail to Cellectis the following events or circumstances promptly after any executive officer of the Company or any member of the Board of Directors of the Company becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of Law that an attorney representing any Company Group member has formally made to any officers or directors of the Company pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).

Section 7.03. Retention of Certain Services. As long as Cellectis and its Affiliates beneficially own at least 50% of the outstanding shares of Common Stock of the Company, Cellectis shall continue to provide the services as defined in the Management Services Agreement, pursuant to the terms as agreed between the Parties from time to time.

ARTICLE 8

DISPUTE RESOLUTION

Section 8.01. Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article 8 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) between or among any Person in the Cellectis Group and the Company Group that may arise out of or relate to, or arise under or in connection with this Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the Effective Date.

Section 8.02. Escalation; Mediation. (a) It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered by this Agreement or any Ancillary Agreement that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in a dispute, controversy or claim with respect to such matters may deliver a notice (an “Escalation Notice”) demanding an in person meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use their commercially reasonable efforts to meet within 30 days of the delivery of the Escalation Notice.

(b) If the Parties are not able to resolve the dispute, controversy or claim through the escalation process referred to above, then the matter shall be referred to mediation. The Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any Action by either Party.

Section 8.03. Court Actions. (a) In the event that any Party, after complying with the provisions set forth in Section 8.02 above, desires to commence an Action, such Party, subject to Section 11.18, may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction as set forth in Section 11.18.

(b) Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article 8, except to the extent such commitments are the subject of such dispute, controversy or claim.

ARTICLE 9

FURTHER ASSURANCES

Section 9.01. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and shall use its (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, on and after the Effective Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Date, each Party shall cooperate with the other Party, and without any further consideration, at the expense of such other Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture, order, decree, financial assurance (including letter of credit) or other instrument (including any Consents or governmental approvals), and to take all such other actions as such Party may reasonably be requested to take by such other Party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the other transactions contemplated hereby and thereby.

(c) On or prior to the Effective Date, Cellectis and the Company in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by Cellectis, the Company or any other Subsidiary of the Company or Cellectis, as the case may be, to effectuate the transactions contemplated by this Agreement.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated in whole or in part at any time after the consummation of the IPO upon the earlier of (i) mutual written consent of Cellectis and the Company and (ii) the date on which Cellectis and its Affiliates cease to hold at least 15% of the outstanding shares of Common Stock of the Company.

Section 10.02. Effect of Termination. In the event of any termination of this Agreement in whole or in part, no Party (or any of its directors, officers, members or managers) shall have any Liability or further obligation to any other Party with respect to the portions of the Agreement so terminated.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Counterparts; Entire Agreement; Conflicting Agreements. (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

(b) This Agreement, the Ancillary Agreements, the Surviving Contracts, the exhibits, the schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c) In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Subject to Section 4.05(d), in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the Ancillary Agreement shall control with respect to the subject matter thereof, and this Agreement shall control with respect to all other matters.

Section 11.02. No Construction Against Drafter. The Parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the Parties. Having acknowledged the foregoing, the Parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

Section 11.03. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of any Law other than the Laws of the State of New York.

Section 11.04. Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party or Parties hereto.

Section 11.05. Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Cellectis Indemnitee or Company Indemnitee in their respective capacities as such (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including employees of the Parties hereto) except the Parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the Parties hereto) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 11.06. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) deposited in the United States mail or private express mail, postage prepaid, addressed or (c) sent via email, in each case as follows:

If to Cellectis, to:

Cellectis S.A.

8, rue de la Croix Jarry

75013 Paris, France

Attention: Chief Executive Officer

Facsimile: +33 (0)1 81 69 16 06

E-mail: andre.choulika@cellectis.com

If to the Company to:

Calyxt, Inc.

600 County Road D West

Suite 8

New Brighton, MN 55112

Attention: Chief Executive Officer

E-mail: Federico.tripodi@calyxt.com

Any Party may, by notice to the other Party, change the physical or email address to which such notices are to be given. Any notice that is required under Article 7 to be given by a Party within a time period measured in hours, where the specified deadline to give such notice would fall between the hours of midnight to 7:00 a.m. local time for such Party on a particular day will be considered to have been given in a timely manner if the notice is delivered before 9:00 a.m. local time on such day.

Section 11.07. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 11.08. Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 11.09. Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

Section 11.10. Expenses. Except as otherwise specified in this Agreement or the Ancillary Agreements or as otherwise agreed in writing between Cellectis and the Company, Cellectis and the Company shall each be responsible for its own fees, costs and expenses paid or incurred in connection with the IPO.

Section 11.11. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.12. Survival of Covenants. The covenants contained in this Agreement, indemnification obligations and liability for the breach of any obligations contained herein, shall survive the Effective Date and the other transactions contemplated by this Agreement shall remain in full force and effect.

Section 11.13. Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

Section 11.14. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

Section 11.15. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 11.16. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement means “including, without limitation”, unless the context otherwise requires or unless otherwise specified.

Section 11.17. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.17.

Section 11.18. Submission to Jurisdiction; Waivers. With respect to any Action relating to or arising out of this Agreement, subject to the provisions of Article 8, each Party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of New York and any court of the United States located in the Borough of Manhattan in New York City; (b) waives any objection which such Party may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have jurisdiction over such Party; and (c) consents to the service of process at the address set forth for notices in Section 11.06 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable Law.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

CELLECTIS S.A.

By:
Name:
Title:

CALYXT, INC.

By:
Name:
Title:

[Signature Page to the Separation Agreement]

Schedule 3.01(b)(iii)

Stockholders Agreement by and among Calyxt, Inc., Cellectis S.A. and the Persons listed on Schedule A thereto, dated as of [•], 2017

Current account agreement between Calyxt, Inc. and Cellectis S.A., dated March 7, 2011

Schedule 3.04

Letter of Credit with Société Générale to cover the New Brighton offices